TRANSFER AGENCY AND SERVICE AGREEMENT

      AGREEMENT made as of _____________, 20__, by and between First Trust Exchange-Traded Fund IV (the "Trust"), a Massachusetts business trust, having its principal office and place of business at 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187 (the "Trust") and THE BANK OF NEW YORK MELLON, a New York banking corporation having its principal office and place of business at One Wall Street, New York, New York 10286 (the "Bank").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Trust, so authorized, intends that this Agreement be applicable to each of its series as set forth on Exhibit A (each such series together with all other series subsequently established by the Trust and made subject to this Agreement by amendment hereof in accordance with Section 11, being referred to as a "Fund" and collectively as the "Funds"); and

      WHEREAS, the Trust and designated agents will issue for purchase and redeem shares of the Funds only in aggregations of shares known as "Creation Units" (50,000 shares or such other aggregation as is specified in the prospectus for a Fund) (each a "Creation Unit") principally in kind;

      WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York ("DTC"), or its nominee (Cede & Co.), will be the initial record or registered owner (the "Shareholder") of all shares;

      WHEREAS, the Trust on behalf of the Funds (identified on Exhibit A as the same may be amended from time to time) desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. TERMS OF APPOINTMENT; DUTIES OF THE BANK.

     Section 1.1. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the authorized and issued shares of beneficial interest, $.01 par value per share of each Fund ("Shares"), and as the Trust's dividend disbursing agent.

     Section 1.2. The Bank agrees that it will perform the following services:


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            (a) The Bank shall enter into Participant Agreements with the
      Participants identified therein in the form attached hereto as Exhibit B with such changes and modifications as shall be approved by the Distributor identified therein (the Distributor's execution of the Participant Agreement being conclusive as to its approval of any such changes and modifications), provided that no changes or modifications which adversely affect the Bank's rights or obligations shall be made without its consent, and in accordance with the terms and conditions of such Participant Agreements the Bank shall:

                  (i) Perform and facilitate the performance of purchases and redemption of Creation Units;

                  (ii) Prepare and transmit by means of DTC's book-entry system payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

                  (iii) Maintain the record of the name and address of the
            Shareholder and the number of Shares issued by the Funds of the Trust and held by the Shareholder;

                  (iv) Record the issuance of Shares of the respective Funds of the Trust and maintain a record of the total number of Shares of the Funds of the Trust, and, which are authorized, based upon data provided to it by the Trust. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

                  (v) Prepare and transmit to the Trust and the Trust's
            administrator and to any applicable securities exchange (as specified to the Bank by the administrator or by the Trust) information with respect to purchases and redemptions of Shares;

                  (vi) On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to the Bank and the Trust's administrator the number of outstanding Shares for each Fund;

                  (vii) On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, the Trust and DTC the amount of Shares purchased on such day;

                  (viii) Confirm to DTC the number of Shares issued to the
            Shareholder, as DTC may reasonably request;

                  (ix) Prepare and deliver other reports, information and
            documents to DTC as DTC may reasonably request;


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                  (x) Extend the voting rights to the Shareholder and/or
            beneficial owners of Shares in accordance with the policies and procedures of DTC for book-entry only securities;

                  (xi) Maintain those books and records of the Trust specified by the Trust in Schedule A attached hereto;

                  (xii) Prepare a monthly report of all purchases and
            redemptions during such month on a gross transaction basis. The monthly report shall show the counterpart and amount of each purchase on a daily basis net number of shares either redeemed or created for such Business Day.

                  (xiii) Receive from the Distributor (as defined in the
            Participant Agreement) purchase orders from Participants (as defined in the Participant Agreement) for Creation Unit aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the applicable Fund and hold such Shares in the account of the Shareholder for each of the respective Funds of the Trust; and

                  (xiv) Receive from the Participants (as defined in the
            Participant Agreement) redemption requests, deliver the appropriate documentation thereof to The Bank of New York Mellon as custodian for the Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder.

            (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including but not limited to: maintaining the account of the Shareholder, obtaining a list of DTC participants holding interests in the Global Certificate at the request of the Trust, mailing proxy materials, shareholder reports and prospectuses to the Shareholder or DTC participants or beneficial owners of Shares at the request of the Trust and those services set forth on Schedule A attached hereto.

            (c) The following shall be delivered to DTC for delivery to beneficial owners in accordance with the procedures for book-entry only securities of DTC:

                  (i) Annual and semi-annual reports of the Funds of the Trust;

                  (ii) Proxies, proxy statements and other proxy soliciting
            materials;


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                  (iii) Prospectus and amendments and supplements to the
            Prospectus, including stickers; and

                  (iv) Other communications as may be required by law or
            reasonably requested by the Trust.

            (d) If the Shares are represented by individual Certificates, the Bank shall perform the services agreed to in writing by the Bank and the Trust.

            (e) The Bank shall provide additional services (if any) on behalf of the Trust (i.e., escheatment services) which may be agreed upon in writing between the Trust and the Bank.

            (f) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

SECTION 2. FEES AND EXPENSES.

     Section 2.1. The Bank shall receive from the Trust such compensation for the Transfer Agent's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     Section 2.2. In addition to the fee paid under Section 2.1 above, the Trust on behalf of the applicable Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of the securities of any Fund shall be borne by the relevant Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

     Section 2.3. The Trust on behalf of the applicable Fund agrees to pay all fees and reimbursable expenses within ten business days following the receipt of the respective billing notice accompanied by supporting documentation, as

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appropriate. Postage for mailing of dividends, proxies, reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE BANK.

      Section 3.1. The Bank represents and warrants to the Trust that:

            It is a banking corporation duly organized and existing and in good standing under the laws of the State of New York.

            It is duly qualified to carry on its business in the State of New York.

            It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into and perform this Agreement.

            All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

            It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE TRUST.

      Section 4.1. The Trust represents and warrants to the Bank that:

            It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

            It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

            All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

            It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Funds is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds of the Trust being offered for sale.


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SECTION 5. ANTI-MONEY LAUNDERING.

      The Bank shall provide the "Anti-Money Laundering Services" described in Schedule B attached hereto subject to the terms and conditions of this Agreement and the following additional terms and conditions:

            (a) The Bank shall utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases.

            (b) The Bank does not warrant that (x) its performance of the Anti-Money Laundering Services will achieve any particular intended result or that its performance will satisfy any legal obligations of the Trust,
      (y) that its performance will be uninterrupted, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. The Bank makes no warranties, express or implied, including but not limited to, implied warranties of merchantability and fitness for particular purpose.

            (c) The Bank shall assume the authenticity and accuracy of any document provided by a Shareholder or potential Shareholder without verification unless in the sole discretion of the Bank the same on its face appears not to be genuine.

            (d) The Bank shall provide prompt notice to the Trust of any potential Shareholder with respect to whom the Bank has anti-money laundering concerns based on the result of its Anti-Money Laundering Services.

            (e) In the event of any failure by the Bank to provide any of the Anti-Money Laundering Services in accordance with its standard of care and not otherwise, the Bank's liability shall be limited to the lesser of (x) the actual direct money damages suffered by the Trust as a direct result of such failure and (y) the amounts paid by the Trust under this Agreement for the providing of such services. Any action brought against the Bank for claims hereunder must be brought within one year following the date on which such claim accrues.

            (f) The Bank is providing the Anti-Money Laundering Services based on the following representations, warranties and covenants of the Trust, each of which shall be deemed continued and repeated on each day on which the Bank provides such services: (x) the Anti-Money Laundering Services together with the activities of the Trust in accordance with its internal policies, procedures and anti-money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to the Trust; (y) the Trust shall provide each Participant Agreement to the Bank a reasonable time before accepting any initial payment from a Shareholder or potential Shareholder and shall not accept any such payment unless and until the Bank shall have completed its providing of the Anti-Money Laundering Services; and (z) the Trust shall instruct the Bank not to accept any payment on behalf of the Trust from a

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      Shareholder or potential Shareholder or pay on behalf of the Trust any redemption or repurchase proceeds to a Shareholder or potential Shareholder if the Trust determines that such acceptance or payment would violate any money laundering laws applicable to the Fund.

SECTION 6. INDEMNIFICATION.

      Section 6.1. The Bank shall not be responsible for, and the Trust on behalf of the applicable Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability ("Losses") arising out of or attributable to:

            (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken without negligence, or willful misconduct. NSCC, DTC or any third party described in Section 5 are not agents or subcontractors of the Bank.

            (b) The Trust's negligence or willful misconduct in respect of the applicable Fund.

            (c) The breach of any representation or warranty of the Trust hereunder in respect of the applicable Fund.

            (d) The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services in respect of the applicable Fund which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust in respect of the applicable Fund including but not limited to any previous transfer agent or registrar.

            (e) The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Trust on behalf of the applicable Fund.

            (f) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

      Section 6.2. At any time the Bank may apply to any officer of the Trust for instructions, and may consult with legal counsel of the Bank's choosing with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reliance upon such

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instructions or upon the advice or opinion of such counsel and shall promptly advise the Trust of such advice or opinion (except for actions or omissions by Bank taken with negligence or willful misconduct). The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

      Section 6.3. Neither the Trust nor any Fund shall be responsible for, and the Bank shall be liable for and shall indemnify the Trust and the applicable Fund against direct money damages arising out of or attributable to:

            (a) The Bank's own negligence or willful misconduct.

            (b) The breach of any representation or warranty of the Bank hereunder.

      Section 6.4. The provisions of Section 6 shall survive and remain in effect after any termination of this Agreement or any resignation or removal of the Bank as transfer agent hereunder.

SECTION 7. STANDARD OF CARE.

      The Bank shall have no responsibility and shall not be liable for any loss or damage unless such loss or damage is caused by its own negligence or willful misconduct or that of its employees, or its breach of any of its representations. In no event shall the Bank be liable for special, indirect or consequential damages regardless of the form of action and even if the same were foreseeable.

SECTION 8.          CONCERNING THE BANK.

      Section 8.1. The Bank may enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge the Bank from its obligations hereunder.

      Section 8.2. The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Trust agrees to forward to Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank. If the Trust elects to transmit

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written instructions through an on-line communication system offered by the
Bank, the Trust's use thereof shall be subject to the terms and conditions attached hereto as Appendix A.

      Section 8.3. The Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable law, rules, and regulations (the "Disaster Recovery Plan and Back-Up System"). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure, the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

      Section 8.4. The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement.

      Section 8.5. At any time the Bank may apply to an officer of the Trust for written instructions with respect to any matter arising in connection with the Bank's duties and obligations under this Agreement, and the Bank shall not be liable for any action taken or omitted to be taken by the Bank in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written instructions in response to such application specifying the action to be taken or omitted. If the Bank shall be in doubt as to any question of law pertaining to any action it should take or should not take, the Bank may request advice from outside counsel (who may be counsel for the Trust, the Trust's investment adviser or the Bank, at the option of the Bank). The Trust shall pay the reasonable cost of any counsel retained by the Bank with prior notice to the Trust. The Bank shall not be liable with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

      Section 8.6. Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:


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            (a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;

            (b) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;

            (c) The legality of the declaration of any dividend by the Trust in respect of the Shares of any Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

            (d) The legality of any recapitalization or readjustment of the Shares.

SECTION 9. COVENANTS OF THE TRUST AND THE BANK

      Section 9.1. The Trust shall promptly furnish to the Bank the following:

            (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

            (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

            (c) Shares will be transferred upon presentation to the Bank of Shares to its electronic account at DTC, accompanied by such documents as the Bank deems necessary to evidence the authority of the person making such transfer, and bearing satisfactory evidence of the payment of applicable stock transfer taxes, if any. In the case of small estates where no administration is contemplated, the Bank may, when furnished with an appropriate surety bond, and without further approval of the Trust, transfer Shares registered in the name of the decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by the various states. The Bank reserves the right to refuse to transfer Shares until it is satisfied that the endorsements on documents submitted to it are valid and genuine, and for that purpose it may require, unless otherwise instructed by an Officer of the Trust, a guaranty of signature by an "eligible guarantor institution" meeting the requirements of the Bank, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Bank in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended. The Bank also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal in good faith to make transfers which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer. The Bank may, in effecting transfers of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial

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      Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Trust on behalf of the applicable Fund shall indemnify the Bank for any act done or omitted by it in good faith in reliance upon such laws.

            (d) The Bank assumes no responsibility with respect to the transfer of restricted securities where counsel for the Trust advises that such transfer may be properly effected.

      Section 9.2. The Trust shall deliver to the Bank the following documents on or before the initial issuance of Shares of any Fund:

            (a) An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the Investment Company Act of 1940, as amended, and (iii) the due and proper listing of the Shares on all applicable securities exchanges; and

            (b) A certified copy of a resolution of the Board of Directors of the Trust establishing the authority of the Bank.

      Section 9.3. Prior to the issuance of any additional Shares of any Fund pursuant to stock dividends or stock splits, and prior to any reduction in the number of Shares of any Fund outstanding pursuant to any reverse stock split, the Trust shall deliver the following documents to the Bank:

            (a) A certified copy of the resolutions adopted by the Board of Trustees and/or the shareholders of the applicable Fund authorizing such issuance of additional Shares of the Fund or such reduction, as the case may be;

            (b) A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for the Trust that no other order or consent is required; and

            (c) An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds

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      therefore), (ii) the status of the Trust with regard to the Investment
      Company Act of 1940, as amended, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

      Section 9.4. The Bank agrees that all records listed on Schedule A hereto or otherwise prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder as required by applicable law are the property of the Trust and will be preserved, maintained and made available upon reasonable request, and will be surrendered promptly to the Trust on and in accordance with its request.

      Section 9.5. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or the Bank and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or the Bank a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for the Bank to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) it has been or is independently developed or obtained by the receiving party; or (i) it is necessary for Bank to release such information to the Bank's internal or external accountants or legal counsel who are subject to a duty of confidentiality. Bank acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information ("Portfolio Information") with respect to the Trust. Bank agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 9.5 (other than the exception set forth above in this Section 9.5 as sub-item (a), which exception set forth in sub-item
(a) shall not be applicable to the Trust's Portfolio Information), Bank will keep confidential the Trust's Portfolio Information and will not disclose the Trust's Portfolio Information other than pursuant to a written instruction from the Trust; provided that without the need for such a written instruction and notwithstanding any other provision of this Section 9.5 to the contrary, the Trust's Portfolio Information may be disclosed to third party pricing services which are engaged by Bank in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

      Section 9.6. In case of any requests or demands for the inspection of the Shareholder records of a Fund of the Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

      Section 9.7. The Bank shall file such appropriate information returns concerning the payment and composition of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable law.

      Section 9.8. From time to time as requested by the Trust, the Bank shall provide to the Trust such certifications and sub-certifications, in the form reasonably agreed to by the Trust and Bank, with respect to Form N-Qs, Form N-CSRs, compliance policies and procedures under Rule 38a-1 under the Investment Company Act of 1940, as amended, and such other matters that may be reasonably requested by the Trust or the Trust's Chief Compliance Officer from time to time. In addition, the Bank will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to enable the Trust to fulfill its obligations under Rule 38a-1 of the Investment Company Act of 1940, as amended.

SECTION 10. TERMINATION OF AGREEMENT.

      Section 10.1. Either of the parties may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall not be less than ninety (90) days after the date of giving such notice.

      Section 10.2. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

      Section 10.3. The terms of Section 2 and Section 6 shall survive the termination of this Agreement.

SECTION 11. ADDITIONAL FUNDS.

     Section 11.1. In the event that the Trust establishes one or more additional Funds with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Shares hereunder and Exhibit A shall be amended to include the Fund.

SECTION 12. ASSIGNMENT.

      Section 12.1. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      Section 12.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

SECTION 13. SEVERABILITY AND BENEFICIARIES.

      Section 13.1. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

SECTION 14. AMENDMENT.

      Section 14.1. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

SECTION 15. NEW YORK LAW TO APPLY

      Section 15.1. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

SECTION 16. MERGER OF AGREEMENT.

      Section 16.1. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

SECTION 17. LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

      Section 17.1. It is expressly acknowledged and agreed that the obligations of the Trust (and Funds thereof) hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust (and Funds thereof), personally, but shall bind only the trust property of the Trust and the applicable Fund, as provided in the Trust's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust and the applicable Fund as provided in the Trust's Declaration of Trust.

      Section 17.2. This Agreement is an agreement entered into between the Bank and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Bank shall look for payment of such obligation solely to the assets of the Fund to which such obligation relates with the same effect as if the Bank had separately contracted with the Trust by separate written instrument with respect to each Fund.

      Section 17.3. As used herein, the "applicable Fund" shall be each Fund in respect of which any amount due the Bank arises, and if any amount due the Bank arises in respect of more than one Fund, the same shall be allocated by the Bank among such Funds in accordance with Section 17.2. Any amounts due the Bank which may not be allocated in accordance with the preceding sentence shall constitute General Liabilities as defined in the Trust's Declaration of Trust and allocated by the Trust and paid in accordance with the provisions thereof.

SECTION 18. NOTICES.

      Section 18.1. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing in English and shall be deemed to have been sufficiently given when received by the intended party, if delivered personally at the address set forth below for the intended party during normal business hours at such address, if sent by facsimile transmission to the respective facsimile transmission numbers of the parties set forth below, or if sent by recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Trust: First Trust Exchange-Traded Fund IV
                       120 East Liberty Drive, Suite 400
                       Wheaton, Illinois 60187
                       Attention:  General Counsel
                       Facsimile:  630-517-7437
                       Confirm:    630-765-8798

      If to BNYM:      The Bank of New York Mellon
                       101 Barclay Street, 20W
                       New York, New York  10286
                       Attention:  Rosalia A. Koopman
                       Facsimile:  212 815-4647
                       Confirm:    212 815-2948

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other parties hereto given in accordance with this Section.

SECTION 19. COUNTERPARTS.

      Section 19.1. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                             FIRST TRUST EXCHANGE-TRADED FUND IV


                             By: /s/
                                ------------------------------------------------

                                Name:
                                ------------------------------------------------

                                Title:
                                ------------------------------------------------




                             THE BANK OF NEW YORK MELLON


                             By: /s/
                                ------------------------------------------------

                                Name:
                                ------------------------------------------------

                                Title:
                                ------------------------------------------------

                                   EXHIBIT A

                  Funds of First Trust Exchange-Traded Fund IV

                               As of ___________



First Trust North American Energy Infrastructure Fund

                                   SCHEDULE A

                   BOOKS AND RECORDS TO BE MAINTAINED BY BANK

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding units between the Trust and DTC

Net Asset Computation Documentation

Dividend Records

Year-end Statements and Tax Forms

Information obtained pursuant to Schedule B to the extent required to be preserved under applicable law

                                   EXHIBIT B

                         FORM OF PARTICIPANT AGREEMENT

                                 To be provided

                                   SCHEDULE B

                         ANTI-MONEY LAUNDERING SERVICES

I.    Subscriber Identification and Verification:

      The following information will be obtained with respect to each shareholder or potential shareholders:

      (a)   Natural Persons

            o     Full name (i.e., no initial for a first name);

            o Full residence address, including apartment number and standardized country code;

            o     Nationality;

            o     Occupation

            o     A copy of a utility bill to verify the residence address;

            o Social security number (U.S. Persons) and a photocopy of passport or driver's license bearing a photograph and signature to verify identity and nationality;

            o Information regarding the legal capacity in which person is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);

            o Information regarding the identity of any ultimate beneficial owners of the interest; and

            o Identification of the source of person's (or, if the person is acting on behalf of another person or legal entity, such third party's) funds, including (1) the name and address of the remitting financial institution, name and address of the person and the person's account number, and (2) a statement of what transaction or business generated the funds.

      (b)   Legal Entities

            o     Full legal name;

            o     Type of entity;

            o     Description of business;

            o     Jurisdiction in which organized;

            o     Registered address;

            o     Business address;

            o Taxpayer Identification Number (U.S. entities) and a photocopy of the authorized signatory's passport or driver's license;

            o     Certified copy of Charter Documents;

            o     List/register of directors; and

            o Identification of the source of the entity's (or, if the entity is acting on behalf of another person or legal entity, such third party's) funds, including (1) the name and address of the remitting financial institution, name and address of the entity and the entity's account number, and (2) a statement of what transaction or business generated the funds.

Bank's review of such information shall include: an examination of the subscription application or other identification documents provided by the person or entity to determine if the same has been completed, but without verifying the same except as set forth above. Any inability on the part of Bank to obtain or verify the information as set forth above shall be reported to the Fund's Money Laundering Reporting Officer or equivalent (as identified by the Fund to Bank from time to time) for further disposition.

II.   OFAC and Other Verifications

      Bank shall verify that each person or entity is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List, and (b) a senior foreign political figure, their immediate family members and close associates, or any foreign shell bank; provided that with respect to (II)(b) hereof, Bank's verifications shall be based solely upon the representations (if any) made in the Subscription Agreement applicable to the Funds of the Trust.

III.  Monitoring and Reporting

      The following will be monitored for significant changes or inconsistencies in the pattern of transactions by a person or entity and a report of any such changes or inconsistencies shall be made promptly to the Trust's Money Laundering Reporting Officer or equivalent (as identified by the Trust to Bank from time to time) for further disposition:

      o     Subscription and redemption payments

      o     Frequency

      o     Amount

      o     Geographic origin/destination

      o     Account signatories

                                   APPENDIX A


      1. License; Use. (a) This Appendix I shall govern use by FIRST TRUST EXCHANGE-TRADED FUND IV (the "Trust") of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (herein "BNYM") may provide in connection with the services as Custodian pursuant to the annexed Custody Agreement (the "Agreement"), such as The Bank of New York Mellon Inform (TM) and The Bank of New York Mellon CA$H-Register Plus(R), and any computer software, proprietary data and documentation provided by BNYM to the Trust in connection therewith (collectively, the "ELECTRONIC SERVICES"). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to the Trust's use of the Electronic Services, the terms of this Appendix I shall control.

      (b) BNYM grants to the Trust a personal, nontransferable and nonexclusive license to use the Electronic Services to which the Trust subscribes solely for the purpose of transmitting instructions and information ("Written Instructions"), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Trust's relationship with BNYM, as Custodian pursuant to the Agreement. The Trust shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to the Trust or any other person with respect to the Electronic Services. The Trust acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof (unless such information was provided by the Trust). The Trust further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers. The Trust shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall the Trust attempt to decompile, reverse engineer or modify the Electronic Services. The Trust may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM's prior written consent. The Trust may not remove any statutory copyright notice or other notice included in the Electronic Services. The Trust shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM's request.

      (c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties ("Third Party Data"), such as pricing data and indicative data, and services supplied by third parties ("Third Party Services") such as analytic and accounting services. Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but, except to the extent otherwise expressly provided in the Agreement with respect to the duties of BNYM as Custodian, are provided without any independent investigation by BNYM. BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current. Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for the Trust's internal use, and may not be reused, disseminated or redistributed in any form. The Trust shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier. Third Party Data and Third Party Services should not be used in making any investment decision. BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES. BNYM's suppliers of Third Party Data and Services are intended third party beneficiaries of this
Section 1(c) and Section 5 below.

      (d) The Trust understands and agrees that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties. BNYM makes no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites. All such links to third party Internet sites are provided solely as a convenience to the Trust and the Trust accesses and uses such sites at its own risk. A link in the Electronic Services to a third party site does not constitute BNYM's endorsement, authorisation or sponsorship of such site or any products and services available from such site.

      2. Equipment. The Trust shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

      3. Proprietary Information. The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to the Trust (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of BNYM or its suppliers. However, for the avoidance of doubt, reports generated by the Trust containing information relating to its account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term "Information." The Trust shall keep the Information confidential by using the same care and discretion that the Trust uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, the Trust shall return to BNYM any and all copies of the Information which are in its possession or under its control (except that the Trust may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix). The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

      4. Modifications. BNYM reserves the right to modify the Electronic Services from time to time. The Trust agrees not to modify or attempt to modify the Electronic Services without BNYM's prior written consent. The Trust acknowledges that any modifications to the Electronic Services, whether by the Trust or BNYM and whether with or without BNYM's consent, shall become the property of BNYM.

      5. NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY. BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER ACKNOWLEDGES THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED "AS IS." TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH CUSTOMER MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

      6. Security; Reliance; Unauthorized Use; Funds Transfers. BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and the Trust agrees to comply with the security procedures. The Trust understands and agrees that the security procedures are intended to determine whether instructions received by BNYM as Custodian through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. The Trust will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality. Upon termination of the Trust's use of the Electronic Services, the Trust shall return to BNYM any security devices (e.g., token cards) provided by BNYM. BNYM is hereby irrevocably authorized to comply with and rely upon on Written Instructions and other communications, whether or not authorized, received by it through the Electronic Services. The Trust acknowledges that it has sole responsibility for ensuring that only Authorized Persons (as defined in the Agreement) use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by the Trust arising from or in connection with the use of the Electronic Services or BNYM's reliance upon and compliance with Written Instructions and other communications received through the Electronic Services. With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer. It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

      7. Acknowledgments. BNYM, as Custodian, shall acknowledge through the Electronic Services its receipt of each Written Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Written Instruction and the Trust may not claim that such Written Instruction was received by BNYM. The Custodian may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete (and in such event, the Custodian shall use commercially reasonable efforts to advise the Trust of any instruction or communication which it determines to be insufficient or incomplete in such manner that the Trust may submit a revised instruction or communication) or are not received by the Custodian by the time specified in the Agreement for the Custodian to act upon, or in accordance with such, instructions or communications.

      8. Viruses. Each of the Trust and BNYM, as Custodian, agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

      9. Encryption. The Trust acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data. The Trust agrees that BNYM may deactivate any encryption features at any time, without notice or liability to the Trust, for the purpose of maintaining, repairing or troubleshooting its systems.

      10. On-Line Inquiry and Modification of Records. In connection with the Trust's use of the Electronic Services, BNYM may, at the Trust's request, permit the Trust to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM's systems, including, but not limited to, change of address information. To the extent that the Trust is granted such access, the Trust agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney's fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by the Trust.

      11. Agents. The Trust may, on advance written notice to the BNYM, permit its agents and contractors who are not otherwise identified as Authorized Persons ("Agents") to access and use the Electronic Services on the Trust's behalf, except that the BNYM reserves the right to prohibit the Trust's use of any particular Agent for any reason. The Trust shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement and this Appendix, and the Trust shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of the Trust. Each submission of a Written Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Trust that the Agent continues to be duly authorized by the Trust to so act on its behalf and the BNYM may rely on the representations and warranties made herein in complying with such Written Instruction or communication. Any Written Instruction or other communication through the Electronic Services by an Agent shall be deemed that of the Trust, and the Trust shall be bound thereby whether or not authorized. The Trust may, subject to the terms of this Appendix and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on the Trust's behalf. Upon cessation of any such Agent's services, the Trust shall promptly terminate such Agent's access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.

      12. Proprietary Rights. Notwithstanding Section 5, all intellectual property rights in the Electronic Services are either owned by BNYM or secured by it for use as contemplated hereunder.

On-line communications terms.doc
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